CERTIFICATE OF ADJUSTMENT
                             TO THE RIGHTS AGREEMENT
            DATED AS OF JULY 1, 1996, AS AMENDED ("RIGHTS AGREEMENT")
                             BETWEEN FPL GROUP, INC.
                                       AND
         COMPUTERSHARE INVESTOR SERVICES, LLC, AS SUCCESSOR RIGHTS AGENT


          The undersigned, Edward F. Tancer, Vice President and General Counsel of FPL Group, Inc., a Florida corporation (the "Company"), does hereby certify, pursuant to Section 12 of the Rights Agreement, that:

          (1) At 5:00 p.m. Eastern Time on March 15, 2005 (the "Effective Date"), the Company effected a two-for-one division of the Company's common stock, $.01 par value.

          (2) Pursuant to Section 11(n) of the Rights Agreement, as of the Effective Date, each preferred share purchase right (a "Right") entitles the registered holder, until the earlier of the close of business on June 30, 2006 or the redemption or exchange of the Rights, to purchase from the Company one two-hundredth of a share of Series A Junior Participating Preferred Stock, $.01 par value, of the Company ("Preferred Stock"), at the time, at a price per one one-hundredth of a share of Preferred Stock, and subject to the other terms and conditions contained in the Rights Agreement.

          (3) Pursuant to Section 23(a) of the Rights Agreement, as of the Effective Date, the outstanding Rights will be redeemable at a redemption price of $.005 per Right.

          IN WITNESS WHEREOF, the undersigned has hereunto signed his name this 15th day of March, 2005.

                                         FPL GROUP, INC.


                                         By:    /s/ Edward F. Tancer
                                            --------------------------------
                                         Name:  Edward F. Tancer
                                         Title: Vice President and
                                                General Counsel